Exhibit 4.1
THIRD SUPPLEMENTAL INDENTURE, dated as of December 10, 2018 (this “Supplemental Indenture”), by and among Sprint Spectrum Co LLC, a Delaware limited liability company (the “Master Issuer”), Sprint Spectrum Co II LLC, a Delaware limited liability company (“Co-Issuer II”) and Sprint Spectrum Co III LLC, a Delaware limited liability company (“Co-Issuer III” and, together with Co-Issuer II and the Master Issuer, the “Issuers”), and Deutsche Bank Trust Company Americas, not in its individual capacity but solely as trustee and securities intermediary (the “Trustee”).
WITNESSETH:
WHEREAS, the Issuers and the Trustee have duly executed and delivered that certain Base Indenture, dated as of October 27, 2016, by and among the Issuers and the Trustee, as amended by the First Supplemental Indenture, dated as of March 12, 2018, by and among the Issuers and the Trustee and the Second Supplemental Indenture, dated as of June 6, 2018, by and among the Issuers and the Trustee (as amended, the “Base Indenture”), providing for the issuance from time to time of asset-backed notes, to be issued in one or more series;
WHEREAS, pursuant to Section 13.2 of the Base Indenture, the provisions of the Base Indenture and the Series Supplements may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing in a Supplement with the written consent of the Control Party (at the direction of the Controlling Class Representative);

WHEREAS, pursuant to Section 11.4(c) of the Base Indenture, if at any time there is no Controlling Class Representative, the Control Party is authorized to exercise the rights of the Controlling Class Representative for purposes of approving this Supplemental Indenture;

WHEREAS, as of the date of this Supplemental Indenture, there is no Controlling Class Representative;

WHEREAS, the Issuers wish to amend the Base Indenture as set forth in this Supplemental Indenture to effect the purposes of Section 13.2 of the Base Indenture;

WHEREAS, the Master Issuer has requested that the Control Party exercise the rights of the Controlling Class Representative and consent to the amendments described herein to the extent required under such Section 13.2; and

WHEREAS, the conditions set forth for entry into this Supplemental Indenture pursuant to the Base Indenture, including but not limited to Article XIII of the Base Indenture, have been satisfied.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties agree as follows:

1.Amendment to the Base Indenture.

(a)    Effective as of the date hereof, Section 7.17 of the Base Indenture shall be amended by inserting the bold, underlined text as follows:

Nothwithstanding any other provision of the Indenture or any Charter Documents of any Securitization Entity to the contrary, no Securitization Entity has any employees, except to the extent, if any, that employees of Sprint/United Management Company providing services to the License Holders pursuant to the Employee and Rent Agreement, dated as of December 10, 2018, by and between Sprint/United Management Company, Sprint Corporation, the License Holders and Sprint Spectrum Depositor LLC, as may be amended, restated or modified from time to time, constitute employees of the License Holders.

2.Certain Terms.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

3.Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

4.Execution in Counterparts.

This Supplemental Indenture shall constitute an “Indenture Document” for all purposes of the Base Indenture and Transaction Documents. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by electronic means (including email or telecopy) will be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

5.No Other Changes.

Except as provided herein, the Base Indenture shall remain unchanged and in full force and effect, and each reference to the Base Indenture and words of similar import in the Base Indenture, as amended hereby, shall be a reference to the Base Indenture, as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time. This Supplemental Indenture may be used to create a conformed amended and restated Base Indenture for the convenience of administration by the parties hereto.

6.Execution, Delivery and Validity.

Each of the Issuers represents and warrants to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

7.Limited Recourse.

The obligations of the Issuers hereunder are limited recourse obligations of the Issuers payable solely from the Collateral in accordance with the Priority of Payments.

8.Non-Petition.

Each party hereto hereby covenants and agrees that, at any time prior to the date which is (a) one (1) year, or (b) if longer, the applicable preference period in effect, and in case of (a) or (b) plus one (1) day following the payment in full of the latest maturing Note, it will not institute against, or join with any other Person in instituting against, any Securitization Entity any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law; provided that nothing in this Section 8 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Securitization Entities pursuant to the Base Indenture or any other Transaction Document.

9.Binding Effect.

This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

SPRINT SPECTRUM CO LLC

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

SPRINT SPECTRUM CO II LLC

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

SPRINT SPECTRUM CO III LLC

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

[Signature Page to Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee and Securities Intermediary

By:	/s/ Jenna Kaufman
Name: Jenna Kaufman
Title: Director

By:	/s/ William Schwerdtman
Name: William Schwerdtman
Title: Associate

[Signature Page to Supplemental Indenture]

CONSENT OF CONTROL PARTY AND BACK-UP MANAGER:

Midland Loan Services, a division of PNC Bank, National Association, as Control Party and as Back-Up Manager, hereby (i) consents to the execution and delivery by the Issuers and the Trustee of the foregoing Third Supplemental Indenture and (ii) directs the Trustee to execute this Third Supplemental Indenture.

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,

By: /s/ David D. Spotts
Name: David D. Spotts
Title: Senior Vice President, Servicing Officer